Exhibit 99.1

   Canterbury Park Holding Corporation Reports 2006 Fiscal Operating Results

     SHAKOPEE, Minn.--(BUSINESS WIRE)--March 28, 2007--Canterbury Park Holding Corporation (AMEX:ECP) today announced financial results for the fourth quarter and year ended December 31, 2006.

     The Company earned net income of $3,125,043 on revenues of $55.8 million for the year ended December 31, 2006, compared to net income of $3,053,479 on revenues of $54.9 million for the year ended December 31, 2005. Fully diluted earnings per share for fiscal 2006 were $.74 compared with $.73 for fiscal 2005. Further results for 2006 are presented in the accompanying table.

     For the fourth quarter of 2006, the Company posted revenues of $12.6 million, up 4.5% from revenues of $12.0 million during the same period in 2005. Net income was $1,092,605, or $.26 per diluted share, versus $830,530, or $.20 per diluted share in the fourth quarter of 2005.

     The Company's net revenues in 2006 of $55.8 million were only slightly greater than 2005 and the increase was the result of growth in Card Club revenues of 1.9%, offset by a decrease of .5% in pari-mutuel revenues, and a 4.5% increase in other revenues. Operating expenses increased 2.4% to $50.7 million in 2006, primarily due to increases in purse expense, salaries and benefits and depreciation.

     "While 2006 results were below our internal goals for the year, we are generally pleased with the financial performance given the continued growth of illegal Internet wagering, the expansion of poker at tribal casinos, and the Card Club's 50 table maximum capacity mandated by state law" stated Canterbury Park's President Randy Sampson. "Despite these challenges, we were able to produce modest growth in revenues and, combined with a variety of cost cutting measures initiated late in 2006, post an increase in net income of 2.3% over 2005. In addition, we are particularly pleased to report the 2006 fourth quarter was our most profitable fourth quarter ever. This strong finish was partially due to successful promotions in the Card Club funded by our player pool."

     Mr. Sampson continued: "We remain committed to gaining legislative approval for expanded gaming options at the Racetrack. While recent election results have made the challenge of passing favorable legislation more difficult, we will continue to advocate at the State Capitol for a Racino at Canterbury Park, as we believe it is the best way to provide a major boost to Minnesota's horse industry. Finally, in 2007 we will give increased attention to potential further development of our 380-acre site in Shakopee. Our property is located in one of the fastest growing areas in the region, and we believe development opportunities exist that will enable us to enhance the character of Canterbury Park as a unique entertainment complex, grow our revenues, and enhance shareholder value.

     The Company also announced today that its 2007 Annual Meeting of Shareholders would be held on Thursday, June 7, 2007 at 4:00 pm, at the Racetrack in Shakopee, Minnesota. The date of record for shareholders entitled to vote at the Annual Meeting is Friday, April 13, 2007.

     About Canterbury Park:

     Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota's only pari-mutuel horse racing facility. The Company's 68-day 2007 live race meet begins on May 5th and ends September 3, 2007. In addition, Canterbury Park's Card Club hosts "unbanked" card games 24 hours a day, seven days a week, offering 34 poker tables and 16 tables of other card games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company please visit us at www.canterburypark.com.

     Cautionary Statement:

     From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, competition from other venues offering unbanked card games or other forms of wagering, competition from other sports and entertainment options, costs associated with our efforts to obtain legislative authority for additional gaming options, increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; legislative and regulatory decisions and changes; the general health of the gaming sector; and other factors that are beyond our ability to control or predict.


                CANTERBURY PARK HOLDING CORPORATION'S
                     SUMMARY OF OPERATING RESULTS

                             (Unaudited)
----------------------------------------------------------------------

                 Three Months Three Months Twelve Months Twelve Months
                    Ended        Ended         Ended         Ended
                 December 31, December 31, December 31,  December 31,
                    2006         2005          2006          2005
                 -----------------------------------------------------

Operating
 Revenues        $12,583,842  $12,044,084   $55,839,697   $54,919,617

Operating
 Expenses        $10,748,842  $10,585,961   $50,660,163   $49,473,668

Income from
 Operations       $1,835,000   $1,458,123    $5,179,534    $5,445,949

Non-Operating
 Revenues, net       $70,004      $42,630      $279,208      $119,373

Income Tax
 Expense           ($812,399)   ($670,223)  ($2,333,699)  ($2,511,843)

Net Income        $1,092,605     $830,530    $3,125,043    $3,053,479

Basic Net Income
 Per Common Share      $0.27        $0.21         $0.78         $0.78

Diluted Net
 Income Per
 Common Share          $0.26        $0.20         $0.74         $0.73


     CONTACT: Canterbury Park Holding Corporation
              Randy Sampson, 952-445-7223